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                                                                 EXHIBIT 12.1


                    TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                          STATEMENT RE: COMPUTATION OF
                        RATIO OF EARNINGS TO FIXED CHARGES
                                (DOLLARS IN MILLIONS)
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                                                                                                                    FOR THE
                                                                                 FOR THE                       SIX MONTHS ENDED
                                                                             YEAR ENDED MAY 31,                  NOVEMBER 30,
                                                                 ------------------------------------------  --------------------
                                                                  1992     1993     1994     1995     1996       1995     1996
                                                                 ------   ------   ------   ------   ------     ------   ------

Income from continuing operations before income taxes            $359.2   $418.6   $359.9   $329.4   $746.0     $534.8   $265.2
Less: equity in earnings of unconsolidated affiliates               6.7     12.5     23.8     28.4     19.4       14.0      1.3

Add:
    Cash dividends received from unconsolidated affiliates                            0.2      8.3      6.3        2.2      2.0
    Portion of rents representative of interest                    35.5     35.8     30.7     35.0     55.5       27.5     30.2
    Interest, net of capitalized portion                           89.4     75.3     70.0    138.1    311.9      158.4    141.1
    Amortization of previously capitalized interest                 3.4      3.6      3.8      4.0      4.0        2.0      2.0
                                                                  -----    -----    -----    -----  -------      -----    -----

Income, as adjusted                                              $480.8   $520.8   $440.8   $486.4 $1,104.3     $710.9   $439.2
                                                                  -----    -----    -----    -----  -------      -----    -----
                                                                  -----    -----    -----    -----  -------      -----    -----

Fixed charges:

Interest, net of capitalized portion                              $89.4    $75.3    $70.0   $138.1   $311.9     $158.4   $141.1
Capitalized interest                                               11.0      9.0      3.7      6.2     10.2        5.2      4.8
Portion of rents representative of interest                        35.5     35.8     30.7     35.0     55.5       27.5     30.2
                                                                  -----    -----    -----    -----    -----      -----    -----

Total fixed charges                                              $135.9   $120.1   $104.4   $179.3   $377.6     $191.1   $176.1
                                                                  -----    -----    -----    -----    -----      -----    -----
                                                                  -----    -----    -----    -----    -----      -----    -----

Ratio of earnings to fixed charges:                                 3.5x     4.3x     4.2x     2.7x     2.9x       3.7x     2.5x

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